Exhibit 10.47
CRUM & FORSTER HOLDINGS CORP.
INTERCOMPANY TAX ALLOCATION AGREEMENT
The purpose of this agreement (the “Agreement”) is to determine the amount of federal and (where applicable) state income tax allocated to members of the affiliated group (as described below) and the amount each will pay to or receive from Crum & Forster Holdings Corp. This Agreement is between Crum & Forster Holdings Corp., a Delaware corporation (“Parent”), and the undersigned subsidiary corporation or corporations (hereafter collectively called the “Subsidiaries” or individually called “Subsidiary”). Parent and the Subsidiaries are sometimes hereafter collectively referred to as the “Group”.
1.
The members of the Group are affiliated corporations and have elected to file a consolidated federal income tax return under the provisions of Section 1501, et seq., of the Internal Revenue Code of 1986, as amended, (the “Code”).

2.
Each Group member shall compute and pay to the Parent its federal income tax liability as if computed on a separate return. Each Group member shall have first use of all of its respective current operating losses and credits. The calculation of the separate federal income tax liability of each Group member shall be made pursuant to the Code and its regulations, as well as applicable cases, rulings, etc., and shall be determined by utilizing the maximum applicable corporate income tax rate. Under no circumstances shall a subsidiary pay more tax to the Parent or receive less of a tax refund from the Parent than it would pay or receive on a separate return basis.

3.
Each Subsidiary shall pay such separate return tax liability to the Parent by no later than the applicable due date or dates that such payments would have been required by the Internal Revenue Service if the Subsidiary had filed a separate return.

4.
If a Subsidiary would not have to pay any federal income tax or would have a claim for refund of federal income taxes, the Parent will pay to such Subsidiary an amount equal to the refund such Subsidiary would have been entitled to obtain from the Internal Revenue Service. The Parent shall make the payment to the Subsidiary no later than the applicable due date or dates that payment would have been made by the Internal Revenue Service if such Subsidiary had filed a timely claim for refund, or as soon as possible after receipt of any federal income tax refund by Parent to which Subsidiary is entitled under this agreement.

5.
If all or a portion of the Group is required or has elected to file a unitary or combined state income tax return (each such Group hereafter called a “State Group”), the parent of the particular State Group will compute, report and pay the State Group’s state income tax liability in accordance with the applicable state laws and regulations and will file the State Group’s required annual return. Within thirty (30) days from the filing of the State Group’s annual return, the parent of the State Group will calculate and assess to each member of the State Group its share of the State Group’s state income tax liability based on (i) the methodology required or established by state income tax law or, (ii) if none, the percentage of each member’s separate income or tax divided by the total separate income or tax of the State Group. Within thirty (30) days of such assessment, each member will pay to the Parent its share of the state income tax liability.

6.
If after the filing of a return it is determined that the liability computed hereunder is incorrect, whether by reason of an Internal Revenue Service or state audit, discovery of error, the learning of new information, or otherwise, appropriate payments shall be made promptly to reflect the payments that should have been made.

7.
The Parent agrees to indemnify and reimburse each Subsidiary for any and all claims, demands and expenses in the event that the Internal Revenue Service levies upon the assets of such Subsidiary for unpaid taxes, including penalties and interest, in excess of that amount for which such Subsidiary may be liable pursuant to the terms of this Agreement.

8.
This Agreement shall be applicable only with respect to periods for which the parties are members of the same affiliated Group filing a consolidated federal income tax return. No adjustments hereunder shall be made with respect to periods for which either the Parent of one or more of the Subsidiaries are not members of the same affiliated Group. If at any time the Parent or Subsidiary acquires, creates, or otherwise adds one or more entities that are includable members of the Group (as defined under Section 1504 of the Code), it is understood that any such entity shall automatically be made subject to this Agreement to the same extent as if such entity had been an original party to the Agreement. All revisions or amendments to this Agreement require, and are subject to, the prior written notification and approval of applicable state insurance departments and/or regulatory authorities in accordance with all applicable rules and procedures, including prior written notification time periods, mandated by the state insurance department and/or regulatory authority governing each group member.

9.
As of the effective date of this agreement, with respect to Parent and the Subsidiaries covered hereunder, this Agreement terminates the existing tax sharing agreement entered into between Crum & Forster Holding Inc. and Subsidiaries, as amended. This Agreement shall continue from the effective date until terminated by the mutual written agreement of all of the parties. In the event any party ceases to be affiliated with the Group, this Agreement automatically terminates only with respect to that member. This Agreement will also terminate if the Group discontinues filing a consolidated federal income tax return for any tax year of this Agreement. Notwithstanding the termination of this Agreement, its provisions will remain in effect, with respect to any period of time during the tax year in which termination occurs, for which the income of the terminating party must be included in the consolidated federal income tax return. Any termination shall be subject to all applicable rules and procedures, including prior written notification time periods, mandated by the state insurance department and/or regulatory authority governing each group member.

10.
This Agreement may, from time to time, be amended, modified, and supplemented in such manner as may be mutually agreed upon by the parties, subject to the approval of any regulatory authorities as required by law. Any amendment, modification or supplement to this Agreement shall be in writing and shall be executed by a duly appointed representative of each of the parties. All revisions or amendments to this Agreement require, and are subject to, the prior written notification and approval of applicable state insurance departments and/or regulatory authorities in accordance with all applicable rules and procedures, including prior written notification time periods, mandated by the state insurance department and/or regulatory authority governing each group member.

11.
Every article, term, condition and provision of the Agreement is declared to be independent of and severable from all other articles, terms, conditions and provisions of the Agreement. Invalidation, whether judicial or otherwise, of any article, term, condition or provisions contained in the Agreement shall in no way affect any other provisions of this Agreement, all of which shall remain in full force and effect.

12.
The books, accounts, tax returns and records of the Parent and the Subsidiaries shall be maintained so as to clearly and adequately disclose the precise nature and details of the obligations and liabilities under this Agreement. All materials relating to the tax returns, including but not limited to the returns, supporting schedules, work papers, and correspondence, shall be available for inspection at any time during normal business hours by the Parent or any Subsidiary. Each party to this Agreement shall maintain, at its principal or home office, records of all tax allocations, and any subsequent Internal Revenue Service or state review or adjustment. The provisions of this section shall survive termination of this Agreement.

13.
This Agreement has been approved by the Board of Directors of each party to this Agreement to the extent required by regulatory authorities. This Agreement shall be effective upon approval of regulatory authorities as required by law.

14.	This Agreement is not assignable by any party without the prior written consent of the other parties.

15.	Application of this Agreement shall be governed by the law of the state of domicile of each party with respect to such company.

16.
If any dispute shall arise between any of the parties to this Agreement, such dispute shall first be submitted to mediation. In the event the parties are unable to resolve the dispute through mediation, the matter shall be submitted to arbitration in accordance with the Commercial Rules of the American Arbitration Association. The decision in writing of the arbitrator(s) shall be final and binding on the parties, and judgment may thereafter be entered thereon in any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized officers to be effective January 1, 2009.

CRUM & FORSTER HOLDINGS CORP

By:	/s/ Mary Jane Robertson
Mary Jane Robertson
Its: Executive Vice President, Chief Financial Officer and Treasurer

UNITED STATES FIRE INSURANCE COMPANY

By:	/s/ Dennis J. Hammer
Dennis J. Hammer
Its: Senior Vice President and Controller

THE NORTH RIVER INSURANCE COMPANY

By:	/s/ Dennis J. Hammer
Dennis J. Hammer
Its: Senior Vice President and Controller

CRUM AND FORSTER INSURANCE COMPANY

By:	/s/ Dennis J. Hammer
Dennis J. Hammer
Its: Senior Vice President and Controller

CRUM & FORSTER INDEMNITY COMPANY

By:	/s/ Dennis J. Hammer
Dennis J. Hammer
Its: Senior Vice President and Controller

CRUM & FORSTER SPECIALTY INSURANCE COMPANY

By:	/s/ Dennis J. Hammer
Dennis J. Hammer
Its: Senior Vice President, Treasurer and Controller

EXCELSIOR CLAIMS ADMINISTRATORS, INC.
By:	/s/ Marc T.A. Wolin
Marc T.A. Wolin
Its: Treasurer and Secretary

SENECA RISK SERVICES, INC.

By:	/s/ Chris I. Stormo
Chris I. Stormo
Its: Vice President, Treasurer and Secretary

SENECA SPECIALTY INSURANCE COMPANY
By:	/s/ Marc T.A. Wolin
Marc T.A. Wolin
Its: Treasurer, Controller and Secretary

FAIRMONT SPECIALTY INSURANCE MANAGERS, INC.
By:	/s/ Dennis J. Hammer
Dennis J. Hammer
Its: Senior Vice President and Controller

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